Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The Unaudited Pro Forma Condensed Combined Financial Statements (referred to as the “unaudited pro forma financial statements”) presented below are derived from the historical consolidated financial statements of NN, Inc. (“NN”, “we”, “our” or “us”) and PMG Intermediate Holding Corporation (“Paragon”) and its subsidiaries. Paragon was a wholly-owned subsidiary of Paragon Equity, LLC (“Paragon Parent”).

On April 2, 2018, we entered into a Stock Purchase Agreement (“SPA”) with Paragon Parent to acquire 100% of the issued and outstanding shares of Paragon, the parent company of Paragon Medical, Inc. (the “Acquisition”). Paragon Medical, Inc. is a medical device manufacturer which focuses on the orthopedic, case and tray, implant and instrument markets. On May 7, 2018, we completed the Acquisition. As a result of the Acquisition, Paragon became our wholly-owned subsidiary.

The Unaudited Pro Forma Condensed Combined Statements of Operations presented below (the “unaudited pro forma statements of operations”) for the three months ended March 31, 2018 and the year ended December 31, 2017, give effect to the Acquisition as if it was consummated on January 1, 2017. The Unaudited Pro Forma Condensed Combined Balance Sheet (the “unaudited pro forma balance sheet”) as of March 31, 2018, gives effect to the Acquisition as if it was consummated on March 31, 2018.

Our historical consolidated financial information has been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the pro forma statements of operations, expected to have a continuing impact on our combined results of operations. Our historical consolidated financial information for the year ended December 31, 2017, has not been adjusted in the unaudited pro forma financial statements to give effect to pro forma impacts of our acquisition of the assets of Bridgemedica, LLC, which was completed on February 22, 2018, as the transaction is not significant in accordance with Rule 3-05 of Regulation S-X.

Assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma financial statements.

To produce the pro forma financial statements, the assets acquired and liabilities assumed in the Acquisition were adjusted to their estimated fair values. As of the date of this filing, we have not fully completed the detailed valuation work necessary to arrive at the required estimates of the fair value of Paragon’s assets acquired, the liabilities assumed, and the related allocation of the purchase price. Accordingly, the accompanying unaudited pro forma accounting for the Acquisition is preliminary and is subject to further adjustments as additional analyses are performed. The final fair values of the assets acquired and liabilities assumed as of the date of the Acquisition may differ materially from the information presented herein.

The unaudited pro forma financial statements have been presented for illustrative purposes only, in accordance with Article 11 of Regulation S-X, and are not indicative of the results of operations that would have been realized had the Acquisition actually been completed on the dates indicated, nor are they indicative of the combined operations going forward. We expect to incur significant costs and achieve synergies in connection with integrating Paragon’s operations with our operations. The unaudited pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or any revenue, tax, or other synergies expected to result from the Acquisition.

The unaudited pro forma financial statements reflect our entry on May 7, 2018, into that certain Second Lien Credit Agreement, pursuant to which SunTrust Robinson Humphrey, Inc. and the other lenders named therein extended a $200.0 million secured second lien term loan facility, maturing on April 19, 2023 (the “Second Lien Credit Facility”). Proceeds from the Second Lien Credit Facility were used to finance the purchase price of the Acquisition.

The unaudited pro forma financial statements should be read in conjunction with:

•	the accompanying notes to unaudited pro forma financial information;

•	our separate historical consolidated financial statements as of and for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2018;

•	our separate historical unaudited condensed consolidated financial statements as of and for the quarter ended March 31, 2018, included in our Quarterly Report on Form 10-Q filed with the SEC on May 10, 2018;

•	the separate restated historical consolidated financial statements of Paragon for the year ended December 31, 2017, included as Exhibit 99.1 to our Amendment to Current Report on Form 8-K/A filed herewith; and

•	the separate restated historical consolidated financial statements of Paragon as of and for the quarter ended March 31, 2018, included as Exhibit 99.2 to our Amendment to Current Report on Form 8-K/A filed herewith.

NN, Inc. and PMG Intermediate Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

Amounts in thousands of dollars, except per share data

	Consolidated Historical NN, Inc.	Paragon Historical	Accounting Policy Reclassification Adjustments			Pro Forma Adjustments			Pro Forma Combined
Net sales	$619,793	$140,979	$—			$—			$760,772
Cost of sales (exclusive of depreciation and amortization shown separately below)	459,080	107,819	(7,594)	2	(a)	—			559,305
Selling, general and administrative expense	74,112	21,927	(298)	2	(b)	368	4	(a)	96,109
Acquisition related costs excluded from selling, general and administrative expense	344	—	—			—			344
Depreciation and amortization	52,406	4,864	7,892	2	(c)	2,331	4	(b)	67,493
Other operating expense (income)	351	—	—			—			351
Restructuring and integration expense	386	—	—			—			386

Income from operations	$33,114	$6,369	$—			$(2,699)			$36,784

Interest expense	52,085	7,971	—			13,093	4	(c)	73,149
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	42,087	—	—			—			42,087
Derivative loss (gain) on change in interest rate swap value	(101)	—	—			—			(101)
Other expense (income), net	(2,084)	(1,617)	—			—			(3,701)

Loss from continuing operations before provision (benefit) for income taxes and share of net income from joint venture	(58,873)	15	—			(15,792)			(74,650)
Provision (benefit) for income taxes	(79,026)	(7,280)	—			(5,528)	4	(d)	(91,834)
Share of net income from joint venture	5,211	—	—			—			5,211

Income (loss) from continuing operations	$25,364	$7,295	$—			$(10,264)			$22,395

Basic income (loss) from continuing operations per share:
Income (loss) from continuing operations per share	$0.92								$0.82

Weighted average shares outstanding	27,433								27,433

Diluted income (loss) from continuing operations per share:
Income (loss) from continuing operations per share	$0.91								$0.81

Weighted average shares outstanding	27,755								27,755

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NN, Inc. and PMG Intermediate Holding Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2018

Amounts in thousands of dollars, except per share data

	Consolidated Historical NN, Inc.	Paragon Historical	Accounting Policy Reclassification Adjustments			Pro Forma Adjustments			Pro Forma Combined
Net sales	$169,148	$40,650	$—			$—			$209,798
Cost of sales (exclusive of depreciation and amortization shown separately below)	126,444	30,498	(1,904)	2	(a)	—			155,038
Selling, general and administrative expense	22,177	4,086	(81)	2	(b)	92	4	(a)	26,274
Acquisition related costs excluded from selling, general and administrative expense	1,776	—	—			(1,548)	4	(e)	228
Depreciation and amortization	14,281	1,216	1,985	2	(c)	570	4	(b)	18,052
Other operating expense (income)	22	—	—			—			22
Restructuring and integration expense	755	—	—			—			755

Income from operations	$3,693	$4,850	$—			$886			$9,429

Interest expense	11,996	1,843	—			3,423	4	(c)	17,262
Loss on extinguishment of debt and write-off of unamortized debt issuance costs	—	—	—			—			—
Derivative loss (gain) on change in interest rate swap value	—	—	—			—			—
Other expense (income), net	(313)	278	—			—			(35)

Loss from continuing operations before provision (benefit) for income taxes and share of net income from joint venture	(7,990)	2,729	—			(2,537)			(7,798)
Provision (benefit) for income taxes	(1,176)	496	—			(533)	4	(d)	(1,213)
Share of net income from joint venture	831	—	—			—			831

Income (loss) from continuing operations	$(5,983)	$2,233	$—			$(2,004)			$(5,754)

Basic income (loss) from continuing operations per share:
Income (loss) from continuing operations per share	$(0.22)								$(0.21)

Weighted average shares outstanding	27,597								27,597

Diluted income (loss) from continuing operations per share:
Income (loss) from continuing operations per share	$(0.22)								$(0.21)

Weighted average shares outstanding	27,597								27,597

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NN, Inc. and PMG Intermediate Holding Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

Amounts in thousands of dollars, except per share data

	Consolidated Historical NN, Inc.	Paragon Historical	Accounting Policy Reclassification Adjustments			Pro Forma Adjustments			Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$184,955	$10,077	—			$(181,877)	4	(f)	$13,155
Accounts receivable, net	119,615	23,373	—			—			142,988
Inventories	91,559	20,996	—			3,623	4	(g)	116,178
Income tax receivable	43,866	—	—			3,486	4	(n)	47,352
Other current assets	21,106	2,421	(753)	2	(d)	2,598	4	(k)	25,372

Total current assets	461,101	56,867	(753)			(172,170)			345,045
Property, plant and equipment, net	266,926	35,583	—			21,260	4	(h)	323,769
Goodwill	463,694	49,946	—			138,180	4	(j)	651,820
Intangible assets, net	237,605	48,365	—			75,881	4	(i)	361,851
Investment in joint venture	42,110	—	—			—			42,110
Other non-current assets	13,646	3,904	—			(8,204)	4	(k)	9,346

Total assets	$1,485,082	$194,665	$(753)			$(54,947)			$1,733,941

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	54,788	9,537	—			20,595	4	(p)	84,920
Accrued salaries, wages and benefits	26,496	—	3,288	2	(e)	—			29,784
Current maturities of long-term debt	18,796	880	—			(880)	4	(m)	18,796
Income taxes payable	—	252	—			—			252
Other current liabilities	22,264	7,553	(3,288)	2	(e)	—			26,529

Total current liabilities	122,344	18,222	—			19,715			160,281
Deferred tax liabilities	71,499	9,430	(753)	2	(d)	21,160	4	(l)	101,336
Non-current income tax payable	5,593	—	—			—			5,593
Long-term debt, net of current portion	787,438	84,936	—			109,261	4	(m)	981,635
Other non-current liabilities	13,349	—	—			—			13,349

Total liabilities	1,000,223	112,588	(753)			150,136			1,262,194

Total stockholders’ equity	484,859	82,077	—			(95,189)	4	(o)	471,747

Total liabilities and stockholders’ equity	$1,485,082	$194,665	$(753)			$54,947			$1,733,941

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Amounts in thousands of dollars, except per share data

Note 1. Description of Transaction and Basis of Presentation

NN, Inc. (“NN”, “we,” “our,” “us,” or the “Company”) is a global diversified industrial company that combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for the medical, aerospace and defense, electrical, automotive and general industrial markets. On April 2, 2018, we entered into a Stock Purchase Agreement (“SPA”) with Paragon Equity, LLC (“Paragon Parent”) to acquire 100% of the issued and outstanding shares of PMG Intermediate Holding Corporation (“Paragon”), a wholly-owned subsidiary of Paragon Parent (the “Acquisition”). On May 7, 2018, we completed the Acquisition. As a result of the Acquisition, Paragon became our wholly owned subsidiary. The aggregate consideration paid in connection with the Acquisition was $375,000 in cash (the “Purchase Price”). Funds received from that certain Second Lien Credit Agreement, pursuant to which SunTrust Robinson Humphrey, Inc. and the other lenders named therein extended a $200,000 secured second lien term loan facility, maturing on April 19, 2023, (the “Second Lien Credit Facility”) were used, together with cash on hand, to finance the Purchase Price of the Acquisition and to pay certain fees and expenses related to the Acquisition.

These unaudited pro forma financial statements were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to Article 11 of Regulation S-X, and present the pro forma balance sheet and statements of operations of the Company. Our historical consolidated financial information has been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the pro forma statements of operations, expected to have a continuing impact on our combined results of operations. Additionally, certain financial statement line items included in Paragon’s historical presentation have been disaggregated or condensed to conform to our accounting policies and corresponding financial statement line items included in our historical presentation. These reclassifications are reported in the unaudited pro forma financial statements under the column titled “Accounting Policy Reclassification Adjustments” as discussed in Note 2. The reclassification and aggregations of these items had no significant impact on the historical total assets, total liabilities, or stockholders’ equity reported by us or Paragon. The reclassifications and aggregations also did not impact the historical earnings from continuing operations. We adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, (“ASC 606”) on January 1, 2018, utilizing the modified retrospective transition method. As disclosed in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 10, 2018, the adoption of ASC 606 did not have a material effect on our financial statements. Paragon’s historical financial statements do not reflect the adoption of ASC 606. We do not expect the adoption of ASC 606 will have a material impact on our combined financial statements.

The unaudited pro forma financial statements are based upon historical information after giving effect to the Acquisition and adjustments described in these notes. The unaudited pro forma balance sheet is presented as if the Acquisition had occurred on March 31, 2018; the unaudited pro forma statements of operations for the three months ended March 31, 2018, and for the year ended December 31, 2017, give effect to the Acquisition as if it had occurred on January 1, 2017. The unaudited pro forma financial information does not reflect ongoing cost savings that we expect to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies.

Note 2. Accounting Policy Reclassification Adjustments

The following reclassifications are reported in the pro forma financial statements under the column titled “Accounting Policy Reclassification Adjustments”:

Adjustments to Unaudited Pro Forma Statements of Operations

a)	Cost of sales - Within the unaudited pro forma statements of operations, we have made certain changes in presentation to conform Paragon’s financial presentation to our accounting policies and financial statement presentation. In Paragon’s historical financial statements, depreciation expense in an amount of $7,594 for the year ended December 31, 2017, and $1,904 for the three months ended March 31, 2018, was historically reflected in cost of sales. We reclassified and presented this amount within the caption “Depreciation and amortization.”

b)	Selling, general and administrative expense – Similar to a) above, depreciation expense of $298 for the year ended December 31, 2017, and $81 for the three months ended March 31, 2018, was historically reflected in general and administrative expense of Paragon’s historic statements of operations. To conform Paragon’s financial presentation to our accounting policies and financial statement presentation, we reclassified and presented this amount within the caption “Depreciation and amortization.”

c)	Depreciation and amortization – As stated in a) and b) above, a total amount of $7,892 for the year ended December 31, 2017, and $1,985 for the three months ended March 31, 2018, was reclassified from “Cost of sales” and “Selling, general and administrative expense” to “Depreciation and amortization” in the unaudited pro forma statements of operations.

Adjustments to Unaudited Pro Forma Balance Sheet

d)	Other non-current assets - Within the unaudited pro forma balance sheet, we have made certain changes in presentation to conform Paragon’s financial presentation to our accounting policies and financial statement presentation. To conform Paragon’s financial statement presentation to our financial statement presentation, deferred income taxes of $753, originally included in the caption “Other current assets,” was reclassified to “Deferred tax liabilities” to reflect Paragon’s adoption of Accounting Standards Update No. 2015-17, Income Taxes (Topic 740) - Balance Sheet Classification of Deferred Taxes.

e)	Accrued salaries, wages and benefits - To conform Paragon’s financial statement presentation to our financial statement presentation, accrued salaries, wages and benefits of $3,288 was reclassified from the caption “Other current liabilities” to “Accrued salaries, wages and benefits.”

Note 3. Consideration Transferred and Preliminary Purchase Price Allocation

The Acquisition has been reflected in the unaudited pro forma financial statements as being accounted for under the acquisition method in accordance with ASC 805, Business Combinations (“ASC 805”) with the Company treated as the accounting acquirer. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. Due to the fact that the unaudited pro forma financial statements have been prepared based on preliminary estimates, the final amounts recorded for the Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma financial statements, the guidance in ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”) has been applied, which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

The purchase price was $375,000 in cash, excluding cash acquired and including the settlement of pre-acquisition Paragon indebtedness, and is subject to customary purchase price adjustments.

The following is a summary of the preliminary estimated fair values of the net assets acquired assuming the Acquisition closed on March 31, 2018:

Preliminary Fair Value of Assets Acquired and Liabilities Assumed

Consideration transferred	$375,000

Inventory	$24,619
Other current assets, excluding cash acquired	27,639
Property, plant, and equipment	56,843
Intangible assets	124,246
Other non-current assets	706
Goodwill	188,126

Total assets acquired	$422,179

Current liabilities	$17,342
Non-current deferred tax liabilities	29,837

Total liabilities assumed	$47,179

We have made preliminary allocation estimates based on currently available information. We expect the final determination of the purchase price allocation will include, but will not be limited to, valuations with respect to inventory, fixed assets, customer relationships, trade names and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses and other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed.

The final, as-adjusted amounts allocated to assets acquired and liabilities assumed in the Acquisition will be based on the fair value of the net assets acquired at the Acquisition date and could differ materially from the preliminary amounts presented in the unaudited pro forma financial statements as of March 31, 2018. A decrease in the fair value of assets acquired, or an increase in the fair value of liabilities assumed, from those preliminary valuations presented in these unaudited pro forma financial statements would result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Acquisition. In addition, if the value of the acquired assets is higher than the preliminary values above, it may result in higher depreciation and amortization expense than is presented in these unaudited pro forma financial statements.

Note 4. Adjustments to Unaudited Pro Forma Financial Statements

The unaudited pro forma adjustments related to the Acquisition included in the unaudited pro forma financial statements are as follows:

Adjustments to Unaudited Pro Forma Statements of Operations

a)	Selling, general and administrative expense – As required by the terms of the SPA, we purchased a representation & warranties insurance policy with prepaid premiums of $1,104 which will be amortized over three years. The insurance policy was obtained to cover potential breaches by Paragon or its subsidiaries of their representations and warranties at the closing of the Acquisition. Amortization of the prepaid insurance was included in the unaudited pro forma statement of operations caption “Selling, general and administrative expense” during the year ended December 31, 2017, for the amount of $368 and during the three months ended March 31, 2018, for the amount of $92.

b)	Depreciation and amortization – The unaudited pro forma adjustment represents the preliminary depreciation and amortization expense associated with the change in fair value of the property and equipment and intangible assets recorded in connection with the Acquisition. For the year ended December 31, 2017 and the three months ended March 31, 2018, the unaudited pro forma adjustment for depreciation and amortization expense represented $2,331 and $570, respectively. The preliminary depreciation and amortization expense for the assets acquired is as follows:

Depreciation	Preliminary fair value	Estimated weighted average life (years)	Depreciation expense for the year ended December 31, 2017	Depreciation expense for the three months ended March 31, 2018
Land	$554	—	$—	$—
Building and improvements	6,098	16	381	95
Leasehold improvements	—	12	—	—
Machinery and equipment	45,862	10	4,586	1,147
Computers	3,702	4	926	231
Furniture and fixtures	627	7	90	22

Total	$56,843		$5,983	$1,495
Less Paragon historical depreciation			(7,892)	(1,985)

Unaudited pro forma adjustment			$(1,909)	$(490)

Depreciation expense has been estimated based upon the nature of activities associated with the property and equipment assets acquired. With other assumptions held constant, a 10% change in the fair value adjustment for property, plant and equipment would increase/decrease annual unaudited pro forma depreciation and amortization expense by approximately $598.

Amortization	Preliminary fair value	Estimated weighted average life (years)	Amortization expense for the year ended December 31, 2017	Amortization expense for the three months ended March 31, 2018
Customer relationships	$109,246	12	$9,104	$2,276
Trade name	15,000	indefinite	—	—

Total	$124,246		$9,104	$2,276
Less Paragon historical amortization			(4,864)	(1,216)

Unaudited pro forma adjustment			$4,240	$1,060

The estimated fair value of amortizable intangible assets is expected to be amortized over the preliminary estimated useful life of approximately twelve years for customer relationships. Trade name intangible assets are primarily estimated to have an indefinite useful life and will be subject to periodic impairment testing. These estimated useful lives are subject to the finalization of the purchase price allocation. The amortizable life for each category of asset was based on the duration of the estimated cash flows for each asset. The estimated amortizable life of customer relationships was determined after consideration of Paragon’s historical customers’ buying and attrition patterns. With other assumptions held constant, a 10% change in the fair value adjustment for amortizable intangible assets would increase/decrease annual unaudited pro forma amortization by approximately $910.

c)	Interest expense - In order to fund the Acquisition, we entered into the Second Lien Credit Facility which accrues interest at a rate of 8.0% plus the one-month US Dollar London Interbank Offer Rate (“1M USD LIBOR”). We also incurred debt issuance costs and loan amendment fees of $5,803. We calculated one year of interest expense on the new Second Lien Credit Facility and estimated the effective interest expense on the amortization of the debt issuance costs. We applied the straight-line method to amortize the debt issuance costs as the impact is not materially different from the effective interest amortization method. We applied the 1M USD LIBOR of 1.93%, the interest rate on May 7, 2018. With other assumptions held constant, a 1⁄8% increase in the 1M USD LIBOR would increase/decrease the annual unaudited pro forma interest expense by approximately $250. The unaudited pro forma adjustment is calculated as follows:

		Interest expense for the year ended December 31, 2017	Interest expense for the three months ended March 31, 2018
Term loan	$200,000
Interest rate	9.9%
Interest expense		$19,855	$4,964
Debt issuance costs (5 years)	$4,838
Amortization		$968	$242
Amendment fees (4 years)	965
Amortization		241	60

Amortization of debt issuance costs and amendment fees		1,209	302

Total interest expense		$21,064	$5,266
Less Paragon historical interest expense		(7,971)	(1,843)

Unaudited pro forma adjustment		$13,093	$3,423

d)	Provision (benefit) for income taxes - The unaudited pro forma adjustment is calculated as follows:

	Year ended December 31, 2017	Three months ended March 31, 2018
Provision (benefit) due to depreciation, amortization, transaction costs, and insurance amortization adjustments	$(945)	$186
Benefit due to interest expense adjustment	(4,583)	(719)

Unaudited pro forma adjustment	$(5,528)	$(533)

A U.S. federal statutory tax rate of 35% and 21% has been applied to the unaudited pro forma depreciation and amortization adjustments and the transaction related expenses recognized by us and Paragon for the year ended December 31, 2017, and for the three months ended March 31, 2018, respectively.

e)	Acquisition related costs excluded from selling, general and administrative expense – Transaction related expenses of $1,548 recognized by us during the three months ended March 31, 2018, and their related tax effects have been eliminated from the pro forma statement of operations as these items are directly attributable to the Acquisition and will not have an ongoing impact.

Adjustments to Unaudited Pro Forma Balance Sheet

f)	Cash - Adjustment reflects the preliminary net adjustment to cash in connection with the Acquisition:

Cash consideration transferred	$(369,000)
Remove cash on Paragon historical balance sheet	(10,077)
Proceeds of new borrowings, net of discount	197,200

Unaudited pro forma adjustment	$(181,877)

In March 2018, we paid $6,000 in earnest money to the previous owners of Paragon, which was reflected in Other non-current assets in our historical balance sheet. Therefore, the cash adjustment reflects $369,000 of cash consideration transferred of the remaining total Purchase Price of $375,000.

g)	Inventories - The unaudited pro forma adjustment of $3,623 to inventory represents the step-up of Paragon’s inventories balance to the preliminary estimated fair value. As raw materials inventory was assumed to be at market value, the adjustment is related to work-in-process and finished goods inventory. The preliminary fair value of finished goods inventory to be acquired was determined using the gross profit percentage of the overall product mix and the estimated cost to sell the finished goods. The preliminary fair value of work-in-process inventory was determined by considering costs to complete inventory and estimated profit on these costs. The unaudited pro forma statements of operations do not reflect the impact of the increase to cost of sales of $3,623 for the estimated purchase accounting adjustment to inventories as this amount is not expected to have a continuing impact on our operations.

h)	Property, plant and equipment, net - The unaudited pro forma adjustment reflects the preliminary estimated fair value of property, plant and equipment recorded in relation to the Acquisition. Refer to Note 4(b) above for details related to the estimated fair value of property, plant and equipment. The preliminary estimated amounts assigned to property, plant and equipment are as follows:

Preliminary estimated fair value	$56,843
Less Paragon historical book value of property and equipment, net	(35,583)

Unaudited pro forma adjustment	$21,260

i)	Intangible assets, net - The unaudited pro forma adjustment reflects the preliminary estimated fair value of identifiable intangible assets acquired in relation to the Acquisition. Refer to Note 4(b) above for details related to the preliminary estimated fair value and related amortization expense of the intangible assets. The preliminary estimated amounts assigned to the identifiable intangible assets are as follows:

Preliminary estimated fair value	$124,246
Less Paragon historical book value of intangible assets, net	(48,365)

Unaudited pro forma adjustment	$75,881

j)

Goodwill - The unaudited pro forma adjustment reflects the preliminary estimated adjustment to goodwill as a result of the Acquisition. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 3 above. The goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, we will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies from raw material cost and procurement savings, manufacturing and supply chain process efficiency improvements and cost reductions across a larger business and increased revenues from access to strategically important end markets. The goodwill is not expected to be deductible for tax purposes. The preliminary estimated unaudited pro forma adjustment to goodwill is calculated as follows:

Preliminary purchase price at March 31, 2018	$375,000
Less: Fair value of net assets to be acquired	(186,874)

Total estimated goodwill	$188,126
Less: Paragon goodwill	(49,946)

Unaudited pro forma adjustment	$138,180

k)	Other non-current assets - The unaudited pro forma adjustment to Other non-current assets is comprised of the following adjustments:

Prepaid representation & warranties insurance premium	$994
Cash paid for earnest money	(6,000)
Less: Reclass of cash surrender value of life insurance to other current assets	(2,598)
Less: Notes receivable settled at closing	(600)

Unaudited pro forma adjustment	$(8,204)

This adjustment includes $994 of prepaid insurance premiums for representation and warranties insurance described in Note 4(a) above. As discussed in Note 4(f) above, Other non-current assets historically reflected $6,000 that was paid in March 2018 for earnest money related to the Transaction, therefore the adjustment to Other non-current assets reflects the removal of this amount. Additionally, this adjustment includes $2,598 representing the cash surrender value of a life insurance policy recorded by Paragon in Other non-current assets. As of the date hereof, management estimates that the assets will be liquidated within 12 months; therefore, NN reclassified the amount from other non-current assets to Other current assets. The adjustment also includes a $600 reduction of employee notes receivable which was repaid before closing in accordance with the SPA. The offset to this $600 reduction of employee notes receivable was reflected in the adjustment for Paragon’s historical equity balances as discussed in Note 4(o) below.

l)	Deferred tax liabilities – Deferred tax liabilities includes an unaudited pro forma adjustment that reflects the change in net deferred tax liabilities arising from preliminary estimated fair value adjustments to Paragon’s assets to be acquired and liabilities to be assumed by us in the Acquisition. Deferred income taxes arising from the preliminary estimated fair value adjustments for acquired inventory; property, plant and equipment; and intangible assets have been calculated by applying the statutory U.S. tax rate of 21% to the related fair value adjustments. The 21% tax rate considers the applicable law in effect on March 31, 2018, inclusive of the effects of the Tax Cuts and Jobs Act of 2017 (“Tax Act”) which was signed into law on December 22, 2017. The Tax Act requires companies to recognize the effects of changes in tax laws and rates on deferred tax assets and liabilities and the retroactive effects of changes in tax laws in the period in which the new legislation is enacted. Note that the pro forma impact on the statements of operations, discussed in Note 4(d) of this filing, applies a 35% tax rate for the year ended December 31, 2017, because the new tax rate was not effective in 2017.

	Adjustment to Asset Acquired	Deferred Tax Liability
Estimated fair value adjustment of identifiable intangible assets acquired	$75,881	$15,935
Estimated fair value adjustment to inventory	3,623	761
Estimated fair value adjustment of property, plant and equipment acquired	21,260	4,465

Deferred tax liabilities related to estimated fair value adjustments		$21,161

m)	Long-term debt - In connection with the Acquisition, we entered into the Second Lien Credit Facility for an amount of $200,000. The Second Lien Credit Facility matures on April 19, 2023, with outstanding principal due upon maturity. As such, we included the entire $200,000 in the long-term debt caption. To obtain the loan, we incurred $2,800 original issue discount and $3,003 debt issuance costs, which were recorded as a reduction of the debt. We used these proceeds, together with cash on hand, to complete the Acquisition. In addition, under the SPA, Paragon repaid its existing debt for an amount of $85,816 as this debt was excluded from liabilities assumed in the Acquisition.

The unaudited pro forma adjustments to debt are classified between short-term borrowings (due within one year) and long-term borrowings as follows:

	New Debt entered into by NN for Acquisition	Debt paid off by Paragon from proceeds of the Acquisition	Total Pro Forma Adjustment
Current maturities of long-term debt	$—	$(880)	$(880)

Long-term debt, net of current portion	194,197	(84,936)	109,261

Total debt	$194,197	$(85,816)	$108,381

n)	Income tax receivable – The unaudited pro forma adjustment of $3,486 to income tax receivable as of March 31, 2018, includes the tax effect of transaction related expenses incurred during the three months ended March 31, 2018, as discussed in Note 4(e) of this filing, at the statutory U.S. tax rate of 21%.

o)	Stockholders’ equity - The unaudited pro forma balance sheet reflects the elimination of Paragon’s historical equity balances and the adjustment for estimated acquisition-related fees and expenses, net of tax, of $13,112 incurred upon completion of the Acquisition. These transaction costs have been excluded from the unaudited pro forma statements of operations as they will not have a continuing impact on our operations. The adjustment for the elimination of historical Paragon stockholders’ equity includes the offsetting adjustment to reflect the $600 of employee notes receivable, which was repaid before closing in accordance with the SPA as discussed in Note 4(k) above. The unaudited pro forma adjustment to stockholders’ equity is calculated as follows:

Elimination of historical Paragon stockholders equity	$(82,077)
Estimated transaction fees expected to be incurred, net of tax	(13,112)

Unaudited pro forma adjustment	$(95,189)

p)	Accounts payable – The unaudited pro forma adjustment of $20,595 to accounts payable as of March 31, 2018, represents estimated transaction related expenses. The $20,595 of estimated transaction related expenses includes $3,003 of financing fees and $994 in insurance premiums for representation and warranty insurance which will be capitalized in Other non-current assets. Additionally, the total includes advisory and other transaction related costs of $16,598 which will be expensed as incurred.